Exhibit (p)(12)

GRANDEUR PEAK GLOBAL ADVISORS, LLC

CODE OF ETHICS

I.	BACKGROUND

This Code of Ethics (the “Code”) has been adopted by Grandeur Peak to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

II.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As a fiduciary to our clients, Grandeur Peak strives to act in the best interest of our clients and Fund shareholders and to place their interests ahead of our own. We believe over the long run Grandeur Peak’s interests will be best served by this philosophy. This Code of Ethics is based on concepts of fiduciary duty, securities laws, and internal policies adopted by Grandeur Peak. It is intended to promote the highest standards of ethical and professional conduct. In addition to the specific requirements of the Code, Grandeur Peak’s supervised persons1 are required to comply with all applicable federal securities laws. Such laws include laws regulating privacy, anti-money laundering, insider trading, offerings and sales of securities, and fraud. If you have a question regarding such laws, please consult with the Compliance Officer.

Section IV of the Code deals with personal securities trading by Grandeur Peak’s supervised persons. The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients/shareholders first; (2) the requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of a supervised person’s position of trust and responsibility; and (3) the principle that the Grandeur Peak’s personnel should not take inappropriate advantage of their positions.

Grandeur Peak recognizes that independence in the investment decision-making process is vital. Causing a portfolio to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Research personnel have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend or buy a suitable security for a client or Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation.

This Code of Ethics is not intended to deal with every possible situation supervised persons may encounter. If a situation arises that is not covered in the Code, or if a supervised person is uncertain about any aspect of the Code, he/she is asked to consult with the Compliance Officer.

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Grandeur Peak’s supervised persons are our officers, directors and employees, as well as any other persons who provide advice on behalf of Grandeur Peak and are subject to Grandeur Peak’s supervision and control.

III.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Grandeur Peak has adopted an Insider Trading Policy pursuant to Section 204A of the Advisers Act. Section 204A requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the adviser’s business, to prevent the misuse of material, non-public information (“inside information”) by the adviser or any person associated with the adviser.

Key components of Grandeur Peak’s Insider Trading Policy include:

1.	training supervised persons to be sensitive to what constitutes inside information and to avoid unintentionally being a recipient of inside information;

2.	in the event a supervised person believes he/she may have received inside information, assisting him/her in determining whether the information is in fact inside information and if so, taking the necessary steps to prohibit the use of the inside information including, but not limited to, implementing an information barrier or restricting trading in the security and placing the security on the Restricted Securities List;

3.	monitoring trading in client accounts and personal trading by supervised persons; and

4.	imposing sanctions on any violators of the policy.

Grandeur Peak recognizes that information about our securities recommendations and client securities holdings and transactions may constitute material nonpublic information. In view of Grandeur Peak’s desire to protect separate account clients and mutual fund shareholders, as well as safeguard our investment research and performance, Grandeur Peak has adopted a policy and procedures to govern the release of information about portfolio holdings.

IV.	PERSONAL SECURITIES TRADING

The Code of Ethics requires Grandeur Peak’s Access Persons to conduct any personal securities trading activities in compliance with the provisions of the Code and to periodically report their personal securities transactions and holdings to a member of the Grandeur Peak’s Compliance Department, who is required to review those reports.

Access Persons must submit holdings and transaction reports for Reportable Securities in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership.

A.	Definitions

Access Person means any of Grandeur Peak’s supervised persons:

1.	who has access to nonpublic information regarding any client’s or fund’s purchase or sale of securities[2] or nonpublic information regarding the portfolio holdings of any client or fund, or

[2]	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

2.	who is involved in making securities recommendations to clients or funds, or who has access to such recommendations that are nonpublic.

Grandeur Peak considers our officers and all full-time employees, including interns, to be Access Persons of the Advisor and the Funds. Part-time research employees would also be considered access persons.3

Reportable Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” as defined in section 202(a)(18) of the Advisers Act or section 2(a)(36) of the Investment Company Act. The term “reportable security” is very broad and includes items one might not ordinarily think of as a “security.” The list of such items includes, but is not limited to:

1.	options on securities, indexes and currencies;

2.	closed-end and exchange-traded funds;

3.	unit investment trusts;

4.	interests in private and public corporations;

5.	foreign unit trusts and foreign mutual funds; and

6.	private investment funds, hedge funds, and investment clubs.

Reportable securities do not include:

1.	direct obligations of the Government of the United States;

2.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	shares issued by open-end mutual funds (including money market funds) except that shares of the Grandeur Peak funds are reportable securities.

Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act. A beneficial owner is defined as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s immediate family (including any relative by blood or marriage) sharing the same household. Any required report may contain a disclaimer of beneficial ownership by the person making the report.

B.	Personal Trading Procedures

[3]	This means that supervised persons who would be considered to be Advisory Persons as defined in Rule 17j-1 of the Investment Company Act are Access Persons.

1. Pre-clearance — Access Persons are required to obtain written pre-clearance from Grandeur Peak’s Approval Committee4 for each personal transaction in Reportable Securities, unless such a transaction is specifically exempted from pre-clearance in Section 2 below.

(a)	Micro and Small-Cap Stocks. Approval generally will not be given for the purchase or sale of any security (including but not limited to common stock, options and debt) of any issuer with a market capitalization at the time of the request below $5 Billion whose securities are owned or being considered for purchase in any account managed by the Advisor (collectively termed “Small-Cap stocks”). In the rare instances where pre-clearance may be given for a Small-Cap stock, the Committee may consider such factors as the number of shares and dollar value of the transaction, the trading volume of the security in question, the recent and anticipated trading activity in the security by clients/Funds, the length of time the individual has held or expects to hold the security, and the individual’s motive for purchasing or selling the security. Pre-clearance in Small-Cap stocks will generally last for five trading days if the security is not owned by Grandeur Peak clients/Funds, but will generally be for one trading day if the security is owned by Grandeur Peak clients/Funds. Access Persons will be denied pre-clearance for a transaction when a Grandeur Peak client/Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

(b)	Mid and Large-Cap Stocks. Approval generally will be given for the purchase or sale of any security of any issuer with a market capitalization at the time of the request above $5 Billion (collectively termed “Large-Cap stocks”). Pre-clearance in Large Cap stocks will generally last for five trading days if the security is not owned by Grandeur Peak clients/funds, but will generally be for one trading day if the security is owned by Grandeur Peak clients/funds. Access Persons will be denied pre-clearance for a transaction when a Grandeur Peak client/fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

(c)

Private Stocks/Limited Offerings[5]. Due to the unique nature of private securities and limited offerings, the Approval Committee will seek approval from the members of the Research department responsible for reviewing private securities for Grandeur Peak accounts and funds before granting pre-clearance approval for a private transaction. When considering granting pre-clearance for an acquisition by an Access Person of securities in a limited offering or private placement, the Approval Committee will take into account, among other factors, whether the investment opportunity should be reserved for clients/funds and whether the opportunity is being offered to an individual by virtue of his position with the

[4]	The “Approval Committee” is comprised of the portfolio managers of the Advisor; e-mails directed to the Approval Committee are copied to the Advisor’s Compliance Officer.
[5]	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to various sections.

Advisor/Fund. Access Persons who have been pre-cleared to acquire securities in a limited offering or private placement are required to disclose that investment when they play a part in any subsequent consideration of clients’/funds’ investment in the issuer. In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by research personnel with no personal interest in the issuer. In each instance, the Advisor’s Compliance department shall maintain documentation as to the reason why the Approval Committee approved an Access Person’s investment in a limited offering or private placement. Access Persons may receive pre-clearance to commit to acquire securities in a limited offering and will not be required to receive additional pre-clearance at the time when those investment commitments are “called” by the private company.

2. Exceptions from Pre-clearance Requirements

Note: The following are exceptions from pre-clearance requirements ONLY; see Section C for reporting requirements and exceptions from reporting requirements.

With respect to the Reportable Securities listed in item 1 above that require pre-clearance, Access Persons are not required to pre-clear:

(a)	purchases or sales of securities in accounts over which the Access Person has no direct or indirect influence or control;

(b)	purchases or sales of securities pursuant to an automatic investment plan[6];

(c)	transactions in Grandeur Peak funds;

(d)	transactions in foreign government securities;

(e)	transactions in futures and options on currencies or on a broad-based securities index;

(f)	transactions in an exchange-traded fund;

(g)	purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

(h)	acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

(i)	other non-volitional events, such as assignment of options or exercise of an option at expiration.

With respect to accounts over which an Access Person has no direct or indirect influence or control, the Access Person will be required to:

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An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(a)	provide appropriate account documentation, for example, the investment management agreement, to the Compliance department for review;

(b)	certify in writing that neither he/she nor any member of his/her immediate household has direct or indirect influence or control over the account; and

(c)	if the Access Person is a member of the Research department, certify in writing that he/she will not recommend or fail to recommend trades for Grandeur Peak clients/funds in order to benefit personally.

3. Restrictions

(a)	Initial Public Offerings – Access Persons are prohibited from acquiring any securities in an initial public offering (“IPO”) in order to preclude any possibility of their profiting improperly from their positions on behalf of the Advisor or the Funds.

(b)	Short-term Trading Profits – Grandeur Peak discourages Access Persons from profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) securities, including Grandeur Peak funds, within a two-month period. Access Persons will be assessed redemption fees on sales of shares of Grandeur Peak funds held two months or less. Grandeur Peak’s Compliance department monitors trading in the Grandeur Peak funds to detect possible instances of frequent trading or market timing by Access Persons. If any potential abuses are identified, Grandeur Peak may adopt a ban on short-term trading and require disgorgement of profits realized on short-term trades.

4. Duplicate Confirms/Statements – Compliance may request duplicate copies of trade confirmations and periodic account statements for Access Persons from brokers.

C.	Reporting Requirements

1.	Initial and Annual Holdings Reports

(a)	Content of holdings reports

Access Persons are required to submit to the Compliance Officer a report of the Access Person’s current securities holdings that contains, at a minimum:

(i)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities, including both reportable or non-reportable securities, are held for the Access Person’s direct or indirect benefit; and

(iii)	the date the Access Person submits the report.

(b)	Timing of holdings reports

Access Persons are required to submit a holdings report:

(i)	no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and

(ii)	no less frequently than annually and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.	Quarterly Transaction Reports

(a)	Content of transaction reports

Access Persons are required to submit quarterly transaction reports to the Compliance department. With respect to any transaction during the quarter involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the report must contain, at a minimum, the following information:

(i)	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition including donation or transfer);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected;

(v)	a pre-clearance memo for each transaction indicating approval by the Advisor’s Approval Committee; and

(vi)	the date the Access Person submits the report.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	the name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	the date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

(b)	Timing of transaction reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

3.	Exceptions from Reporting Requirements

Access Persons are not required to:

(a)	submit any report with respect to transactions effected for and securities held in accounts over which the Access Person had no direct or indirect influence or control;

(b)	list any transactions on a quarterly transaction report effected pursuant to an Automatic Investment Plan;

(c)	list any transactions on a quarterly transaction report effected in Grandeur Peak’s employee retirement plan since the Compliance department receives a report of all such transactions no later than 30 days after the end of the applicable calendar quarter;

(d)	list any transactions on a quarterly transaction report that would duplicate information contained in broker trade confirmations or account statements that Grandeur Peak holds in our records so long as the Access Person has confirmed that Grandeur Peak has received the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; or

(e)	list any transactions on a quarterly transaction report in Grandeur Peak funds’ accounts held at ALPS Fund Services (the Funds’ transfer agent) and disclosed on the Access Person’s most recent Holdings Report or quarterly transaction reports submitted since the last Holdings Report, since this information is contained in the records of the Funds and provided to the Compliance department no later than 30 days after the end of the applicable calendar quarter.

D.	Monitoring

All personal securities holdings and transaction reports are required to be filed with and reviewed by Grandeur Peak’s Compliance department. Review of the reports includes an assessment of whether the Access Person followed all required internal procedures, such as pre-clearance, a comparison of the personal trading to any restricted lists, and an analysis of the Access Person’s trading for patterns that may indicate abuse, including market timing.

All reports shall be kept confidential except as disclosure thereof to the Managing Partners, fund Trustees, regulators or other appropriate persons may be reasonable and necessary to accomplish the purposes of this Code.

V.	GIFTS AND ENTERTAINMENT

A.	Policy Statement

It is considered unethical conduct for a supervised person to accept, or for any supervised person to give to a Grandeur Peak client or potential client, anything of material value outside the guidelines identified within this policy and its procedures. Supervised persons who maintain licenses with a broker-dealer (for example, Grandeur Peak Funds’ distributor) are also responsible to the broker-dealer’s policy and procedures regarding gifts and entertainment.

B.	Procedures

Supervised persons are generally prohibited from giving gifts to Grandeur Peak clients or potential clients, or receiving gifts from contacts obtained through their employment, except as provided below:

1.	Small Gifts Under $100 and Promotional Items of Nominal Value

(a)	Supervised persons may give and receive small gifts that do not exceed $100 per person annually, including holiday gifts.

(b)	A gift sent to be shared by a department could exceed $100 as long as it does not exceed $100 per person.

(c)	This rule does not apply to promotional items of nominal value that display a Grandeur Peak logo. “Nominal value” should be less than $100.

2.	Personal Gifts

(a)	Personal gifts given or received by individual Grandeur Peak employees, such as wedding or congratulatory gifts, are not covered by these rules.

3.	Customary Entertainment Meeting Certain Conditions

(a)	A supervised person may treat a client to an occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment, which is not so frequent as to raise any question of impropriety, if the supervised person will be in attendance. These occasional gifts given when a supervised person is in attendance will not count toward the $100 per person annual limit described above.

(b)	If the supervised person does not attend the event with the client, it will be considered a gift subject to the $100 limit

4.	Client Training Conferences Meeting Certain Conditions

(a)	If Grandeur Peak holds meetings for the purpose of client training, Grandeur Peak may pay or reimburse expenses incurred in connection with the meetings provided the following conditions are met:

(i)	the meeting must be for a legitimate business purpose which should be reflected in a written agenda;

(ii)	the location of the meeting must be appropriate to the purpose of the meeting;

(iii)	the expenses of a spouse/guest may not be paid or reimbursed;

(iv)	the payment or reimbursement may not be preconditioned by Grandeur Peak on the achievement of a sales target or other non-cash compensation;

(v)	meeting attendees, including NASD registered representatives, are responsible for ensuring that their participation is in compliance with their respective firm’s guidelines; and

(vi)	the record keeping requirements must be satisfied.

5.	The Solicitation of a Gift is Prohibited

No supervised person may request a gift of any value from a contact obtained through their employment.

6.	Gift Receiving

No supervised person may receive any gift, service, or other thing of value in excess of $100 per year from any single person or entity that does or seeks to do business with or on behalf of Grandeur Peak or the Funds. This rule does not apply to promotional items of nominal value that display the entity giving the gift’s logo. “Nominal value” should be less than $100.

C.	Pre-Approval and Reporting

1.	Disclosure Form

(a)	All supervised persons must report all items or events that qualify as gifts, per the abovementioned guidelines, to the Compliance department. The supervised person must include a description of the gift given or received, the name of the person receiving or giving the gift and the estimated value of the gift

(b)	The Compliance department shall maintain records of all gifts submitted.

(c)	Any questionable expenses shall be brought to the attention of the Compliance Officer.

2.	Training and Educational Conferences

(a)	Any training or educational conferences being sponsored by Grandeur Peak must be submitted for pre-approval by the Compliance Officer. The Compliance Officer shall be provided with the following information relating to the proposed conference: location, purpose of the event, proposed expenses to be reimbursed or paid in connection with the event and list of invitees (i.e. names of individuals and firms).

(b)	The Compliance department shall maintain records of all approved training and educational conferences.

D.	Procedures for Charitable Contributions Given by Grandeur Peak

Grandeur Peak feels it is important and appropriate to make contributions to various charitable organizations throughout the year. At times Grandeur Peak may make contributions to charities affiliated with or supported by Grandeur Peak clients at a client’s request. In order to avoid any appearance of impropriety, Grandeur Peak will not make charitable contributions in excess of $1,000 per client request.

VI.	OUTSIDE BUSINESS ACTIVITIES, INCLUDING SERVICE ON A BOARD OF DIRECTORS

In order to identify any potential conflicts of interest that may exist between Grandeur Peak’s supervised persons and its clients and fund shareholders, Grandeur Peak requires supervised persons to disclose any outside business activities upon commencement of employment and annually thereafter. Failure to provide honest and complete information, or to promptly update information previously provided for material changes, may result in disciplinary action.

Because of the high potential for conflicts of interest and insider trading problems, unless an exception is granted by the Managing Partners, supervised persons are prohibited from serving as directors of companies, whether public or private. Exceptions may be made by Grandeur Peak’s Managing Partners after considering the relevant information and any potential conflicts of interest. Generally, supervised persons will be permitted to serve as directors of charitable organizations with which Grandeur Peak does not have a business and/or financial relationship. If board service is authorized and potential conflicts of interest exist, safeguards—such as information barriers, investment restrictions, or other procedures—will be implemented to address the potential conflicts of interest.

VII.	PROHIBITION ON “PAY TO PLAY” ACTIVITIES

Grandeur Peak will not, directly or indirectly, make contributions to political candidates or government officials. In addition, Grandeur Peak’s employees may not make a contribution to a political candidate or government official in excess of

(j)	$350 if the official or candidate is someone for whom the Grandeur Peak employee is entitled to vote at the time of the contribution(s), per election, or

(ii)	$150 if the official or candidate is not someone for whom the Grandeur Peak employee is entitled to vote at the time of the contribution(s), per election.

Further, Grandeur Peak will not engage a third-party solicitor or placement agent, directly or indirectly, to solicit a government entity for advisory business, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play activities. Similarly, Grandeur Peak will not engage any person or PAC to make contributions to an official or government entity to which the investment adviser is providing or seeking to provide investment advisory services, or to make payments to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services.

VIII.	ADMINISTRATION AND ENFORCEMENT

A.	Education, Training and Certification

The Compliance department will provide each of Grandeur Peak’s supervised persons with a copy of the Code of Ethics and any amendments to it. In addition, the Compliance department will provide general training to all supervised persons initially and on at least an annual basis. Each supervised person will be required to provide a written (including electronic) acknowledgment of his/her receipt of the Code and any amendments to it.

B.	Review

This policy and procedures will be reviewed at least annually to determine its adequacy and the effectiveness of its implementation and revised and/or supplemented as needed. The review will consider:

1.	any compliance matters that arose during the previous year,

2.	any changes in the business activities of the Advisor or its affiliates, and

3.	any changes in the Advisers Act, the Investment Company Act, or applicable regulations that might suggest a need to revise the policies or procedures.

Employees will be notified when the policy and/or procedures are updated for a material change.

C.	Annual Report to the Funds’ Board of Directors

No less frequently than annually, the Advisor is required to furnish to the Fund’s Board of Trustees a written report that:

1.	describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

D.	Reporting Violations

Supervised persons are required to report any violations of this Code of Ethics promptly to Grandeur Peak’s Chief Compliance Officer.

E.	Sanctions

Upon discovering a violation of the Code of Ethics, the Managing Partners may impose such sanctions as they deem appropriate depending on the type of violation involved. Sanctions may include, among other things, a letter of reprimand or censure, suspension or termination of the employment of the violator. Employees violating the personal trading procedures may be required to disgorge profits, have their personal trading activities restricted or suspended, or face internal reprimands, fines, or termination.

IX.	RECORDKEEPING

The Compliance department will maintain copies of the Code, records of persons subject to reporting under the Code, copies of supervised persons’ written acknowledgment of receipt of the Code, records of personal securities transactions and holdings reports and the Compliance department’s review of the same, records of decisions relating to approvals of investments in limited offerings or private placements, records of violations of the Code and actions taken as a result of the violations, records of the annual reports provided to the Funds’ Board of Trustees, and records documenting the annual review of these policies and procedures. These records will be maintained (generally for five years) in accordance with applicable laws and rules there under.

X.	FORM ADV

Grandeur Peak will describe our Code of Ethics in Form ADV and, upon request, furnish clients with a copy of the Code.

Adopted as of September 1, 2011